Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED COOPERATION AGREEMENT

This AMENDED AND RESTATED COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of August 11, 2017 (the “Restatement Date”), among Fred’s, Inc., a Tennessee corporation (the “Company”), on the one hand, and Alden Global Capital LLC, a Delaware limited liability company, Strategic Investment Opportunities LLC, a Delaware limited liability company, and Heath B. Freeman (collectively, “Alden”), on the other hand. The Company and Alden are each referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Alden, including its Affiliates and Associates, beneficially owns, in the aggregate, 9,275,000 shares of Class A voting, no par value common stock (“Common Stock”), or approximately 24.4% of the Common Stock issued and outstanding on the date hereof (“Alden’s Ownership”, which defined term as used herein shall refer to shares of Common Stock beneficially owned by Alden and its Affiliates and Associates);

WHEREAS, the Company and Alden have previously entered into a Cooperation Agreement, dated April 21, 2017 (the “Original Agreement”), with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided therein; and

WHEREAS, the Company and Alden wish to amend and restate the Original Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.             Board Composition and Related Matters.

(a)            The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective as of the next regular Board meeting (and in any event no later than August 29, 2017)1, to appoint Heath B. Freeman to the Board.  Steven B. Rossi and Timothy Barton (the “Independent Designee” and, together with Mr. Rossi and Mr. Freeman, the “Alden Designees”) will continue to serve on the Board.

(b)            The Board and all applicable committees of the Board shall refrain from separating the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) during the time period starting on the date hereof and ending on the Termination Date (the “Cooperation Period”).  Mr. Rossi and Mr. Barton shall continue to serve on each of the Nominating and Governance Committee and Compensation Committee.  In addition, the Nominating and Governance Committee and the Compensation Committee shall each continue to be comprised of four directors, including two Alden Designees on each such committee. Notwithstanding anything to the contrary in this Agreement, the Board shall not be obligated to appoint Mr. Freeman onto the Nominating and Governance Committee or the Compensation Committee, even upon the resignation of any other Alden Designee.  The Board shall determine the director who shall be chairman of the Nominating and Governance Committee, the Board shall determine one of the Alden Designees who shall be the chairman of the Compensation Committee, and the Board shall take all necessary actions to appoint such individuals as chairman of the respective committee.  In the event that either the Nominating and Governance Committee or the Compensation Committee is unable to reach a majority resolution on any matter under consideration by such committee, then the chairman of such committee shall submit such matter to the members of the Board who are “independent” pursuant to the NASDAQ rules for consideration, in which case only directors who are qualified and eligible to have been members of the committee in question are permitted to vote on such matter; provided, however, if the chairman does not submit such matter to the independent members for consideration within five Business Days following a request for such submission by a member of such committee, such member of such committee shall be entitled to submit such matter to the independent members for consideration.

1  The next regular Board meeting is scheduled for August 29, 2017.

(c)            During the Cooperation Period, the Board shall (i) nominate each of the Alden Designees for election to the Board at each Stockholder Meeting at which directors are to be elected; and (ii) cause the Company to file a definitive proxy statement in respect of each Stockholder Meeting at which directors are to be elected and recommend that the Company’s stockholders vote directly or by proxy in favor of, and otherwise use reasonable best efforts to cause, the election of each of the Alden Designees.

(d)       During the Cooperation Period, and so long as either (i) the Board consists of more than 9 directors immediately prior to any time when an Alden Designee (or any Replacement Designee (as defined below)) ceases to be a director for any reason (other than pursuant to Section 1(f) below) or (ii) no more than 2 Alden Designees are serving on the Board immediately prior to any time when an Alden Designee (or any Replacement Designee) ceases to be a director for any reason (other than pursuant to Section 1(f) below), in the event that an Alden Designee (or any Replacement Designee (as defined below)) ceases to be a director for any reason (other than pursuant to Section 1(f) below), and at such time Alden’s Ownership is at least the lesser of 10% of the Company’s then outstanding Common Stock and 3,798,662 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “10% Ownership Threshold”), Alden shall be entitled to designate, for consideration by the Nominating and Governance Committee, a candidate for replacement for such Alden Designee (such replacement, a “Replacement Designee”) in accordance with the process set forth in this Section 1(d); provided, however, if the Board consists of 9 or fewer directors at any time during the Cooperation Period immediately prior to any time when an Alden Designee (or any Replacement Designee) ceases to be a director for any reason (other than pursuant to Section 1(f) below) such that there are 2 remaining Alden Designees, Alden shall be permitted to propose  a Replacement Designee for such previous Alden Designee as of any date during the Cooperation Period that the Board would consist of more than 9 directors with the addition of a Replacement Designee, provided that Alden’s Ownership is at or above the 10% Ownership Threshold at such time; provided, further, that each selection of a Replacement Designee must fully comply with the procedures set forth in this Section 1(d).  During the Cooperation Period, in the event that an Alden Designee ceases to be a director for any reason (other than pursuant to Section 1(f) below), and at such time Alden’s Ownership is at least the lesser of 5% of the Company’s then outstanding Common Stock and 1,899,331 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “5% Ownership Threshold”), and below the 10% Ownership Threshold, Alden shall be entitled to designate, for consideration by the Nominating and Governance Committee, a Replacement Designee in accordance with the process set forth in this Section 1(d); provided, however, that Alden shall have the foregoing replacement right only if the Alden Designee who ceased to be a director was the only Alden Designee on the Board. Any Replacement Designee must (A) qualify as “independent” pursuant to the NASDAQ rules, (B) have served for at least one year (either currently or at some time previously) as a director or executive officer of a private or public company with at least $750 million in annual sales, and (C) solely with respect to any Replacement Designee for the Independent Designee (and any Replacement Designee thereof), be independent of Alden and its Affiliates and Associates (for the avoidance of doubt, the nomination by Alden of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Alden) (clauses (A)–(C) the “Director Criteria”).  With respect to any Replacement Designee, Alden shall have the right to propose a Replacement Designee who satisfies the Director Criteria for consideration and acceptance by the Nominating and Governance Committee (such acceptance not to be unreasonably withheld).  Any Replacement Designee proposed by Alden shall not be a candidate previously presented by Alden to the Company for consideration as a director (whether prior to the date hereof or hereafter) and whom the Company refused to accept. The Nominating and Governance Committee shall consider such candidate submitted by Alden within five Business Days after a completed D&O questionnaire has been received by the Nominating and Governance Committee with respect to such candidate (the form of questionnaire shall be delivered to the Replacement Designee promptly following his or her designation by Alden). In the event the Nominating and Governance Committee does not accept the person recommended by Alden as the first Replacement Designee, Alden shall submit to the Board two additional candidates who satisfy the Director Criteria.  Among such two additional candidates submitted by Alden, the Nominating and Governance Committee shall choose one candidate as the Replacement Designee within five Business Days after a completed D&O questionnaire has been received by the Nominating and Governance Committee with respect to each such candidate (the form of questionnaire shall be delivered to the Replacement Designee(s) within five Business Days following their designation by Alden).  The Board shall appoint such candidate approved by the Nominating and Governance Committee within five Business Days. Upon a Replacement Designee’s appointment to the Board, the Board and the Nominating and Governance Committee shall take all necessary actions to appoint such Replacement Designee to the Nominating and Governance Committee and the Compensation Committee. Unless a clear, contrary interpretation applies, each reference herein to an “Alden Designee” shall include a reference to any Replacement Designee with respect thereto.

(e)            The size of the Board shall be no more than 9 directors immediately following the execution of this Agreement until the Termination Date; provided, however, the Board size may be increased up to 11 directors in order to accommodate additional directors approved by the Board.  The Company shall not be required to offer Alden any  directorships if the size of the Board is expanded.  Effective immediately following the execution of this Agreement, Mr. Freeman shall be entitled to interview the final candidate for the appointment of the next member of the Board.  The Board shall not appoint any new directors to the Board with an effective date prior to the effective date of Mr. Freeman’s appointment to the Board.

(f)            In the event Alden’s Ownership fails to satisfy the 10% Ownership Threshold at any time prior to the Termination Date, Alden shall designate one or more Alden Designees who shall immediately resign from the Board and all committees thereof such that there is only one remaining Alden Designee on the Board (unless there is only one Alden Designee on the Board at such time).  In the event Alden’s Ownership fails to satisfy the 5% Ownership Threshold at any time prior to the Termination Date, all remaining Alden Designees shall immediately resign from the Board and all committees thereof.  Prior to appointment to the Board, each Alden Designee and any Replacement Designee shall execute an irrevocable resignation as director in the form attached hereto as Exhibit A.

(g)            The Company shall hold the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) no later than June 30, 2019.

2.             Voting.

(a)            During the Cooperation Period, Alden agrees that it will appear in person or by proxy at each Stockholder Meeting and vote all shares of Common Stock beneficially owned by Alden at such Stockholder Meeting in accordance with the Board’s recommendations with respect to (A) each election of directors and any removal of directors, (B) the ratification of the appointment of the Company’s independent registered public accounting firm, (C) the Company’s “say-on-pay” proposal and (D) any other proposal to be submitted to the stockholders of the Company; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal (other than proposals relating to the election of directors), Alden shall be permitted to vote in accordance with the ISS and Glass Lewis recommendations; provided; further, that Alden shall be permitted to vote in its discretion on any proposal of the Company at any Stockholder Meeting in respect of any Extraordinary Transaction or any Equity Issuance (other than a Compensation Equity Issuance); provided, further, that with respect to any proposal of the Company at any Stockholder Meeting in respect of a Compensation Equity Issuance, (A) if either ISS or Glass Lewis recommend in favor of such Compensation Equity Issuance, Alden shall vote in accordance with the Board’s recommendations, and (B) if both ISS and Glass Lewis recommend otherwise with respect to such Compensation Equity Issuance, Alden shall be permitted to vote in its discretion.

(b)            During the Cooperation Period, Alden shall not execute any proxy card, consent, consent revocation or voting instruction form in respect of any Stockholder Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board. Alden agrees that it shall not, and that it shall not permit any of its Affiliates and Associates to, directly or indirectly, take any action inconsistent with this Section 2; provided, however, nothing in this Section 2(b) shall be deemed to prevent Alden from voting all shares of Common Stock beneficially owned by Alden as expressly permitted under Section 2(a).

3.             Standstill.  During the Cooperation Period, without the prior written consent of the Board, Alden shall not, and shall cause its Affiliates and Associates under its control not to, directly or indirectly:

(a)            (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election at any Stockholder Meeting at which directors of the Board are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders; or (vi) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s stockholders; provided, however, that from and after January 1, 2019, nothing in this Agreement shall prevent Alden or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting or any Shareholder Requested Special Meeting scheduled to be held following the Termination Date, so long as such actions do not create a public disclosure obligation for Alden or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Alden’s normal practices in the circumstances;

(b)            (i) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company; provided, however, that Alden and its Affiliates and Associates shall be permitted to acquire additional shares of Common Stock in accordance with Section 5(g); or (ii) knowingly sell, offer or agree to sell through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by Alden or its Affiliates or Associates to any filer of a Schedule 13D in respect of the Company or any stockholder of the Company who has an ownership interest of 5.0% or more of the then-outstanding shares of Common Stock at the time of such sale, offer or agreement (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

(c)            form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting; provided, however, that nothing herein shall limit the ability of an Affiliate of Alden to join Alden’s 13(d) “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(d)            deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)            seek, alone or in concert with others, to amend any provision of the Company’s charter or bylaws; provided, however, that nothing herein shall be deemed to restrict the ability of any Alden Designee to privately propose any changes he deems appropriate in accordance with his fiduciary duties as a director of the Company;

(f)            demand an inspection of the Company’s books and records;

(g)            (i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Alden or its Affiliates or Associates and the Company, (ii) solicit a Third Party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any Third Party in making such an offer or proposal, or (iii) publicly comment on any Third Party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such Third Party prior to such proposal becoming public;

(h)            enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing; or

(i)            take any action challenging the validity or enforceability of this Section 3 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement.

Nothing in this Section 3 shall be deemed to limit the ability of any Alden Designee to exercise his fiduciary duties under law solely in his capacity as a director of the Company and in a manner consistent with his obligations under this Agreement.  Notwithstanding anything in this Section 3 to the contrary, in respect of any stockholder vote on a proposal of the Company in respect of any Equity Issuance (other than any Pro Rata Equity Issuance), Alden shall be permitted to issue a one-time statement in accordance with Rule 14a-1(l)(iv) under the Exchange Act as to how Alden intends to vote and the reasons therefor.  Such press release shall not exceed three sentences and forty words and shall be subject to Section 7 (Mutual Non-Disparagement) hereof.  For the avoidance of doubt, with the exception of the foregoing one-time statement, Alden shall be prohibited, publicly and privately, from soliciting any proxies or otherwise advocating against any proposal of the Company in respect of any Equity Issuance.  In addition, as of the execution and delivery of this Agreement, Alden hereby withdraws any and all prior demands to inspect the Company’s books and records and waives in all respects compliance by the Company with any applicable notice, response or other provisions of the applicable statutes relating thereto.

4.             No Litigation. During the Cooperation Period:

(a)            Alden covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (collectively, “Legal Proceeding”) against the Company or any of its Representatives, except for any Legal Proceeding initiated (i) to remedy a breach of or to enforce this Agreement or (ii) to challenge any Equity Issuance (including any Exempted Equity Issuance) or any action of the Board that Alden believes to be motivated by entrenchment purposes, in each case, other than Equity Issuances in which (A) at least one of the Alden Designees votes in favor such Equity Issuance in his capacity as a member of the Board, (B) either ISS or Glass Lewis recommends a vote in favor of such Equity Issuance (if subject to shareholder vote), (C) Alden (in its capacity as a shareholder) votes in favor of such Equity Issuance (if subject to shareholder vote), or (D) Alden provides notice of its intent to exercise its Participation Right in accordance with Section 5(c) (for the avoidance of doubt, the limitations set forth in the foregoing (A)-(D) do not limit Alden’s rights to challenge any transaction underlying such Equity Issuance if otherwise permitted by Section 4(a)(ii)); provided, however, that the foregoing shall not prevent Alden or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, Alden or any of its Representatives; provided, further, that in the event Alden or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the Company.

(b)            The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against Alden or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to Alden.

5.             Equity Issuances.

(a)            During the Cooperation Period, the Company shall provide Alden and its Affiliates and Associates with the opportunity to participate (the “Participation Right”) on a pro rata basis in any Equity Issuance other than an Exempted Equity Issuance (a “Pro Rata Equity Issuance”).  All references to Alden in this Section 5 shall include Alden and its Affiliates and Associates.  The term “Exempted Equity Issuance” means any Equity Issuance (i) pursuant to any compensation plan, program, policy, contract or arrangement approved by the Board (a “Compensation Equity Issuance”) not exceeding in the aggregate 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement (for purposes of calculating the foregoing, all Derivative Securities, issued or granted (or to be issued or granted) in connection with any such Exempted Equity Issuances shall be deemed to be converted or exercised into Common Stock, and for purposes of Compensation Equity Issuances that exceed in the aggregate 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement, Alden’s Participation Right with respect to such Equity Issuance is limited to the portion of such Equity Issuance in excess of 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement), (ii) in connection with a merger or other business combination acquisition (a “Business Combination Equity Issuance”), or (iii) to all then-existing stockholders in connection with any stock split, stock dividend, reclassification or recapitalization of the Company.

(b)            Before Alden may exercise the Participation Right, the Company shall provide written notice (the “Issuance Notice”) to Alden stating (i) the Company’s intention to effect a Pro Rata Equity Issuance; (ii) the total number of equity securities to be issued in such Pro Rata Equity Issuance and Alden’s pro rata portion of such securities (such pro rata portion, the “Pro Rata Equity Securities”); and (iii) the cash price for which the Company proposes to issue the Pro Rata Equity Securities (the “Issuance Price”).

(c)            Alden shall have 48 hours from the time of its receipt of the Issuance Notice to give written notice to the Company of its intent to exercise its right to acquire all or a portion of the Pro Rata Equity Securities.  If Alden gives timely notice of its intent to acquire all or a portion of such Pro Rata Equity Securities, then the purchase and sale of such Pro Rata Equity Securities shall close at the same time as the Pro Rata Equity Issuance.

(d)            If Alden affirmatively declines or fails to properly exercise its Participation Right to acquire all or a portion of the Pro Rata Equity Securities or fails to give timely notice to the Company of its intent to acquire all or a portion of the Pro Rata Equity Securities, the Company shall be free to issue all or a portion of the Pro Rata Equity Securities to Third Parties; provided, however, that such issuance shall be consummated within 30 days (or within 90 days in the event such issuance requires stockholder approval under the NASDAQ rules) after receipt of the Issuance Notice by Alden and shall be consummated on terms no less favorable to the Company than the terms proposed in the Issuance Notice.  To the extent that the Equity Issuance is not consummated within these time periods, the Company will be obligated to send a new Issuance Notice to Alden.

(e)            Notwithstanding anything contained herein, during the Cooperation Period, the Company may not issue or grant any Equity Issuance (including through an Exempted Equity Issuance) with special voting or super majority voting power.

(f)            Notwithstanding anything to the contrary herein, if the Company proposes to effect a Pro Rata Equity Issuance in an underwritten offering pursuant to a registration statement that has been filed with the SEC or in a private placement to more than one institutional investor (a “Marketed Offering”), the following shall apply:

(i)             The Issuance Notice may (A) in lieu of providing the price at which the Company proposes to issue the Pro Rata Equity Securities as a fixed dollar amount, provide an estimated range of prices per share within which the underwriter or placement agent, as the case may be, for such offering reasonably estimates the Pro Rata Equity Securities will ultimately be priced (the “Estimated Price”) and (B) in lieu of providing an exact number of Pro Rata Equity Securities to be issued by the Company in such offering, provide an estimated number the underwriter or placement agent, as the case may be, for such offering reasonably estimates will ultimately be issued in such offering (the “Offering Size”). If Alden desires to exercise its rights under this Section 5(f)(i) with respect to a Marketed Offering, Alden shall be required to make an election with respect to the purchase of up to a number of equity securities being offered equal to its pro rata portion of the Offering Size no later than 48 hours from the date of receipt of the Issuance Notice; provided, however, that Alden’s obligation to purchase the number of equity securities subject to its election shall be conditioned upon the issuance by the Company of a number of shares of equity securities at least equal to the Offering Size and the price per share shall be no greater than the highest price per share in the Estimated Price. For the avoidance of doubt, the price to be paid by Alden in any underwritten offering shall be the price to the public and not the price to the underwriters.

(ii)           Any Issuance Notice provided by the Company to Alden in connection with a Marketed Offering may specify a number of equity securities that the underwriters or agents in such offering, or institutional investors, shall be entitled to purchase upon exercise of an overallotment option, if any (the “Overallotment Shares”). If Alden desires to exercise its rights under this Section 5(f)(ii) with respect to Overallotment Shares, Alden shall be required to make an election with respect to the purchase of up to its pro rata portion of the Overallotment Shares at the same time Alden makes an election pursuant to Section 5(f)(i).

(iii)            In the event an offering contemplated by this Section 5(f) is consummated, Alden shall be obligated to purchase its equity securities hereunder at the closing of such offering on the same terms and subject to the same conditions that would be applicable to the underwriters or institutional investors in such offering.

(g)            To the extent the Company effects an Equity Issuance (including any Compensation Equity Issuance or Business Combination Equity Issuance) which results in an aggregate increase of 4.5% or more of the issued and outstanding Common Stock from the amount of shares of Common Stock issued and outstanding as of the date of this Agreement,  Alden and its Affiliates and Associates shall be permitted to acquire additional shares of Common Stock up to the percentage of the shares of Common Stock outstanding in the aggregate beneficially owned by Alden immediately prior to such Equity Issuance (the “Top-Up Option”) during the first 45 trading days in which their ability to purchase Common Stock is not restricted by any blackout periods under the Company’s insider trading policy or otherwise, such 45 trading day period to commence at the conclusion of such Equity Issuance, and the Company shall take any actions that may be required in order to permit Alden and its Affiliates and Associates to acquire such shares of Common Stock.  With respect to a Business Combination Issuance, the 45 trading day period referred to in the previous sentence shall be replaced with a 90 day trading period.  To the extent that the Company effects (i) a Marketed Offering (as such term is defined in Section 5(f)) or (ii) a private placement to Third Party investors and Alden and its Affiliates and Associates do not exercise their Participation Rights with respect to such Marketed Offering or private placement, Alden and its Affiliates and Associates may only exercise the Top-Up Option during the first 45 trading days in which their ability to purchase Common Stock is not restricted by any blackout periods under the Company’s insider trading policy or otherwise, such 45 trading day period to commence at the conclusion of the Marketed Offering or private placement.  The Top-Up Option may not be exercised if Alden and its Affiliates and Associates exercised their Participation Right in connection with a Marketed Offering or a private placement.  For purposes of calculating the 4.5% or more increase in the issued and outstanding shares and the percentage of the shares of Common Stock outstanding in the aggregate beneficially owned by Alden immediately after an Equity Issuance, all Derivative Securities, issued or granted (or to be issued or granted) in connection with any such Equity Issuances will be deemed to be converted or exercised into Common Stock.  For purposes of calculating the percentage of the shares of Common Stock outstanding in the aggregate beneficially owned by Alden immediately prior to an Equity Issuance, (i) such percentage shall be increased to offset any dilution of Alden’s beneficial ownership resulting from prior Equity Issuances, if any (including any Compensation Equity Issuances  or Business Combination Equity Issuances) which do not result in an aggregate increase of 4.5% or more of the issued and outstanding Common Stock from the amount of shares of Common Stock issued and outstanding as of the date of this Agreement and (ii) if the Top-Up Option is being exercised in connection with a Compensation Equity Issuance or Business Combination Equity Issuance that exceeds 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement, such percentage shall be decreased by Alden’s pro rata portion of 4.5%.

6.             Registration Rights.  The Parties hereby reaffirm and ratify the terms and conditions of the Registration Rights Agreement between the Company and Alden, dated May 24, 2017.

7.             Mutual Non-Disparagement.  Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period, neither it nor any of its respective Representatives, agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way make any public statement that constitutes or would reasonably be expected to constitute an ad hominem on or otherwise disparages, calls into disrepute or otherwise defames or slanders the Other Party or such Other Party’s Representatives, subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services.

8.             Press Release and SEC Filings.

(a)            No later than one Business Day following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B.  Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Alden shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the Other Party.  During the Cooperation Period, neither the Company nor Alden shall make any public announcement or statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.

(b)            No later than two Business Days following the execution of this Agreement, Alden shall file with the SEC an amendment to its Schedule 13D dated December 22, 2016 (as amended on April 25, 2017) in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”).  The Schedule 13D Amendment shall be consistent with the Press Release and the terms of this Agreement.  Alden shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c)            No later than four Business Days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement and the Press Release as an exhibit thereto (the “Form 8-K”).  The Form 8-K shall be consistent with the Press Release and the terms of this Agreement.  The Company shall provide Alden and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Alden and its Representatives.

9.             Compliance with Securities Laws.  Alden acknowledges that the U.S. securities laws generally prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  As long as Mr. Freeman or another principal or employee of Alden is on the Board, Alden shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods under the Company’s insider trading policy; provided, however, that nothing herein shall prohibit Alden from purchasing or selling any securities of the Company pursuant to a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act and has been approved by the Company.

10.           Right of First Refusal.

(a)            During the Cooperation Period, Alden hereby grants the Company an exclusive option (the “Right of First Refusal”) to purchase any shares of Common Stock offered by Alden that Alden proposes to transfer in a single transaction or series of related transactions in a privately negotiated transaction equal to 5% or more of the Common Stock issued and outstanding on the date thereof (any such proposed transfer, a “Block Sale”). A Block Sale shall not include any transfer from Alden to an Affiliate or an Associate, and any such transfer shall not be subject to this Section 10; provided, however, such Affiliate or Associate shall be subject to the provisions of Section 11 (Affiliates and Associates).

(b)            Before Alden may effect a Block Sale, Alden shall provide written notice (the “ROFR Notice”) to the Company stating (i) Alden’s bona fide intention to transfer such shares in a Block Sale; (ii) the number of shares to be transferred to such transferee (the “Transfer Shares”); and (iii) the bona fide cash price or other consideration for which Alden proposes to transfer such shares (the “Offer Price”).

(c)            The Company shall have 48 hours from the time of its receipt of the ROFR Notice to give written notice to Alden of its intent to exercise its Right of First Refusal to acquire all of such Transfer Shares. If the Company gives timely notice of its intent to exercise its Right of First Refusal to acquire all of such Transfer Shares, then it shall have 48 hours to tender the Offer Price for such shares to Alden.  Upon receipt of the Offer Price, Alden shall take all actions necessary to convey title to such Transfer Shares to the Company or its designee, and Alden shall have no further rights to such Transfer Shares.

(d)            If the Company affirmatively declines or fails to properly exercise its Right of First Refusal or fails to give timely notice to Alden of its intent to exercise its Right of First Refusal, Alden shall be free to sell all, but not less than all, of the Transfer Shares; provided, however, that such Block Sale shall be consummated within 30 days after receipt of the ROFR Notice by the Company and shall be consummated on terms no less favorable to Alden than the terms proposed in the ROFR Notice. To the extent that such Block Sale is not consummated within this time period, Alden will be obligated to send a new ROFR Notice to the Company.

11.           Affiliates and Associates. Each Party shall cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a Party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a Party to this Agreement.

12.           Representations and Warranties.

(a)            Alden represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by Alden, constitutes a valid and binding obligation and agreement of Alden and is enforceable against Alden in accordance with its terms.  Alden represents and warrants that, as of the date of this Agreement, Alden’s Ownership is 9,275,000 shares of the Common Stock, Alden has voting authority over such shares, and Alden owns no Synthetic Equity Interests or any Short Interests in the Company.  Alden represents and warrants that it has not formed, is no member of, any group with any other person (other than the members of the group formed pursuant to Alden’s Schedule 13D filed with the SEC) and does not act in concert with any other stockholder of the Company.

(b)            The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms and that prior to the execution of this Agreement, consistent with their fiduciary duties, the Board approved the Alden Designees.  The Company further represents and warrants that, as of the date of this Agreement, the Company has no intention to effect, or seek to effect, any Equity Issuance (other than Compensation Equity Issuances) in the time period prior to January 1, 2019.

13.           Termination.

(a)            This Agreement shall remain in effect until terminated by either Party.  Each Party shall have the right to terminate this Agreement by giving five Business Days’ prior written notice to the Other Party at any time after the earlier of (i) March 1, 2019 and (ii) the date that is fifteen Business Days’ prior to the deadline for the submission of stockholder nominations for the 2019 Annual Meeting (the effective date of such termination of this Agreement, the “Termination Date”).

(b)            Notwithstanding anything to the contrary in this Agreement:

(i)         the obligations of Alden pursuant to Sections 2 (Voting), 3 (Standstill), 4 (No Litigation), 7 (Mutual Non-Disparagement) and 10 (Right of First Refusal) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1 (Board Composition and Related Matters), 4 (No Litigation), 5 (Equity Issuances) or 7 (Mutual Non-Disparagement) or the representations and warranties in Section 12(b) of this Agreement and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 7 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 7 (Mutual Non-Disparagement); provided, further, that the obligations of Alden pursuant to Section 4 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 4 (No Litigation); and

(ii)        the obligations of the Company pursuant to Section 1 (Board Composition and Related Matters), Section 4 (No Litigation), Section 5 (Equity Issuances) and Section 7 (Mutual Non-Disparagement) shall terminate in the event that Alden materially breaches its obligations in Section 2 (Voting), Section 3 (Standstill), Section 4 (No Litigation), Section 7 (Mutual Non-Disparagement), Section 10 (Right of First Refusal) or Section 18 (Confidentiality) or the representations and warranties in Section 12(a) and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 7 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that Alden has materially breached Section 7 (Mutual Non-Disparagement); provided, further, that the obligations of the Company pursuant to Section 4 (No Litigation) shall terminate immediately in the event that Alden materially breaches its obligations under Section 4 (No Litigation).

(c)            Except as otherwise provided herein, this Agreement shall terminate on the Termination Date, except that Section 11 (Affiliates and Associates), Section 15 (Notices), Section 16 (Governing Law; Jurisdiction), Section 17 (Specific Performance), Section 18 (Confidentiality), Section 19 (Certain Definitions and Interpretations), Section 20 (Miscellaneous) and Section 21 (Effectiveness of Original Agreement) shall continue to be in effect for a period of two years following the Termination Date, and solely in the event of a termination of this Agreement by either Party pursuant to Section 13(a)(ii) shall continue to be in effect for a period until six months following the Termination Date.  Upon the Termination Date, this Agreement shall become null and void, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

14.           Expenses.  The Company shall reimburse Alden for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Alden’s negotiation and execution of this Agreement, including its Schedule 13D Amendment, up to a maximum amount of $100,000 in the aggregate.

15.           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, with written confirmation of receipt; upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Fred’s, Inc. 4300 New Getwell Road Memphis, Tennessee 38118 Attention: General Counsel Facsimile: 901.366.6772
with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY  10103-0040
Attention:  Kai H. Liekefett, Esq., Lawrence S. Elbaum, Esq., Shaun Mathew, Esq.
Facsimile:  917.849.5337

If to Alden: Alden Global Capital LLC 885 Third Avenue New York, New York 10022 Attention: Heath Freeman Facsimile: 212.751.9501
with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:  Steve Wolosky, Esq., Andrew M. Freedman, Esq.
Facsimile:  212.451.2222

16.           Governing Law; Jurisdiction.  This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction.  Each Party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the Other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  Each Party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each Party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

17.           Specific Performance.  Alden, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Alden, on the one hand, and the Company, on the other hand (each, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 17 shall not be the exclusive remedy for any violation of this Agreement.

18.           Confidentiality.

(a)            For so long as at least one Alden Designee is serving as a director on the Board, an Alden Designee, if he wishes to do so, may provide confidential information of the Company which such Alden Designee learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Confidential Information”), to Alden and its Representatives; provided, however, that Alden (i) shall comply with the Confidentiality Agreement with the Company dated April 21, 2016, (ii) shall inform any such Representatives of the confidential nature of any such Confidential Information, and (iii) shall instruct such Representatives to refrain from disclosing such Confidential Information to anyone (whether to any company in which Alden has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Alden’s investment in the Company.  The Alden Designees and Alden shall not, without the prior written consent of the Company, otherwise disclose any Confidential Information to any other person or entity.

(b)            For the avoidance of doubt, the obligations under this Section 18 shall be in addition to, and not in lieu of, the Alden Designees’ confidentiality obligations under Tennessee law and the articles of incorporation, bylaws and applicable corporate governance policies of the Company.

19.           Certain Definitions and Interpretations.  As used in this Agreement:  (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Derivative Security” means any option, warrant, convertible security, stock appreciation right, or similar right which is convertible or exercisable into Common Stock; (e) the term “Equity Issuance” means any issuance of equity securities by the Company including the grant or issuance of any Derivative Security; (f) the term “Extraordinary Transaction” means, any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders; (g) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Tennessee are authorized or obligated to be closed by applicable law; (h) the term “Representatives” means a person’s Affiliates and Associates under its control and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (i) the term “Other Party” means (i) with respect to the Company, Alden, and (ii) with respect to Alden, the Company; (j) the term “SEC” means the U.S. Securities and Exchange Commission; (k) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (l) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (m) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (n) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party.  In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

20.           Miscellaneous.

(a)            This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, except as set forth in Section 21.

(b)            This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)            This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party.  Any purported assignment without such consent is void.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)            Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)            Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)            This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

21.            Effectiveness of Original Agreement.

(a)            The Parties agree that the Original Agreement shall be amended and restated as of the Restatement Date.  As used in this Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import shall, unless the context otherwise requires, mean, from and after the Restatement Date, this Agreement.

(b)            Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties under the Original Agreement or any ancillary document (including any exhibits to the Original Agreement), and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement or any ancillary document (including any exhibits to the Original Agreement), all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement or any ancillary document (including any exhibits to the Original Agreement) in similar or different circumstances.

 [Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

ALDEN GLOBAL CAPITAL LLC

By: /s/ Heath B. Freeman
Name:      Heath B. Freeman
Title:        President

STRATEGIC INVESTMENT OPPORTUNITIES LLC

By: Alden Global Capital LLC
Investment Manager

By: /s/ Heath B. Freeman
Name:      Heath B. Freeman
Title:        President

/s/ Heath B. Freeman
Heath B. Freeman

Signature Page to Amended and Restated Cooperation Agreement

FRED’S, INC.

By: /s/ Jason A. Jenne
Name:      Jason A. Jenne
Title:        Chief Financial Officer

Signature Page to Amended and Restated Cooperation Agreement

Exhibit A

Resignation Letter

August 11, 2017

Board of Directors
Fred’s, Inc.
4300 New Getwell Road
 Memphis, Tennessee 38118

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Amended and Restated Cooperation Agreement (the “Agreement”) dated as of August 11, 2017 among Fred’s, Inc. (the “Company”) and Alden Global Capital LLC, a Delaware limited liability corporation, Strategic Investment Opportunities LLC, a Delaware limited liability company, and Heath B. Freeman (collectively, “Alden”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective immediately upon (i) such time as Alden’s Ownership is less than the 10% Ownership Threshold in the event Alden designates me to resign at that time, (ii) such time as Alden’s Ownership is less than the 5% Ownership Threshold, or (iii) the Termination Date, I hereby irrevocably resign from my position as a director of the Board and from any and all committees of the Board on which I serve.  I acknowledge that upon such resignation I shall have no rights to nominate, recommend, appoint or participate in a Board vote in respect of any replacement director.

Very truly yours,

[●]

Exhibit B

Press Release